NOVATION OF INVESTMENT ADVISORY AGREEMENT

This Novation of Investment Advisory Agreement is made effective as of December 9, 2021 by and among VANGUARD TRUSTEES' EQUITY FUND (the "Trust") , on behalf of its series Vanguard Emerging Markets Select Stock Fund (the "Fund"), OAKTREE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the "Current Adviser"), and OAKTREE FUND ADVISORS, LLC, a Delaware limited liability company (the "New Adviser").

WHEREAS, the Trust has retained the Current Adviser to render investment advisory services to the Fund pursuant to that certain Investment Advisory Agreement, effective as of September 30, 2019, by and between the Trust, on behalf of the Fund, and the Current Adviser (the "Advisory Agreement"); and

WHEREAS, each of the Current Adviser and the New Adviser is organized as an investment adviser that is registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the New Adviser is an "affiliated person" (as such term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the "1940 Act")) of the Current Adviser; and

WHEREAS, the Trust, the Current Adviser and the New Adviser desire that the New Adviser be substituted for the Current Adviser under the Advisory Agreement in a transaction that does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the 1940 Act and is therefore not an "assignment" for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, the Current Adviser desires to effect a novation of the Advisory Agreement so that the New Adviser is substituted for the Current Adviser as a party to the Advisory Agreement and the Current Adviser is released from its obligations under the Advisory Agreement, the New Adviser desires to accept the novation thereof, and the Trust desires to consent to such novation; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Trust, have approved the novation of the Advisory Agreement at a meeting held on November 17, 2021.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.Novation and Acceptance.

Subject to the terms and conditions contained herein, the Current Adviser hereby effects a novation of the Advisory Agreement to substitute the New Adviser for the Current Adviser as a party to the Advisory Agreement (the "Novation"). The New Adviser hereby accepts the Novation and hereby releases the Current Adviser from all of its duties and obligations under the

Advisory Agreement and assumes all rights, duties and obligations of the Current Adviser under the Advisory Agreement. The New Advisor represents to the Trust that there will be no diminution in the scope or quality of the services rendered to the Fund under the Advisory Agreement. The Trust hereby consents to such Novation, and the Trust hereby releases the Current Adviser from all of its duties and obligations under the Advisory Agreement.

2.Term.

The Novation shall become effective as of the date hereof and shall remain in effect for so long as the Advisory Agreement remains in effect or until terminated in accordance with Section 10 of the Advisory Agreement.

3.No Termination.

The parties agree that the Novation shall not constitute an "assignment" of the Advisory Agreement for purposes of Section 10 of the Advisory Agreement or the 1940 Act, and that the Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4.Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware.

5.No Third Party Beneficiary.This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third- party beneficiaries of this Agreement, including but not limited to, shareholders of the Trust.

6.Severability.

Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

VANGUARD TRUSTEES' EQUITY FUND,

on behalf of its series, Vanguard Emerging Markets Select Stock Fund

By: /s/Mortimer J. Buckley______________

Name: Mortimer J. Buckley

Title: Chairman and Chief Executive Officer

OAKTREE CAPITAL MANAGEMENT, L.P.

By:/s/Brian Price______________________

Name: Brian Price

Title: Senior Vice President

By: /s/Ting He________________________

Name: Ting He

Title: Senior Vice President

OAKTREE FUND ADVISORS, LLC

By:/s/Brian Price______________________

Name: Brian Price

Title: Senior Vice President

By: /s/Ting He________________________

Name: Ting He

Title: Senior Vice President

[Signature Page to Novation Agreement]